UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

September 14, 2007

Internap Network Services Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27265	91-2145721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

250 Williams Street, Atlanta, GA	30303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 302-9700

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.
Item 1.02.                      Termination of a Material Definitive Agreement.
Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 14, 2007, Internap Network Services Corporation (the “Company”) entered into a $35.0 million credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and lenders who may become a party to the Credit Agreement from time to time.  VitalStream Holdings, Inc., VitalStream, Inc., PlayStream, Inc., and VitalStream Advertising Services, Inc., four of the Company’s subsidiaries, are guarantors of the Credit Agreement.

The Credit Agreement replaces the Company’s prior credit facility, which was evidenced by a Loan and Security Agreement between the Company and Silicon Valley Bank that was last amended on December 27, 2005.  The Company paid off and terminated this prior credit facility concurrently with the execution of the Credit Agreement.

The obligations of the Company under the Credit Agreement are secured, pursuant to a security agreement (the “Security Agreement”) and an Intellectual Property Security Agreement (the “IP Security Agreement”), by a security interest granted in substantially all of the assets of the Company including the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of the Company’s foreign subsidiaries.

The Credit Agreement provides for a four-year revolving credit facility in the aggregate amount of up to $5 million (the “Revolving Credit Facility”), which includes a $5 million sub-limit for letters of credit.  Upon the prior approval of the administrative agent, the Company may increase the total commitments by $15 million for a total commitment under the Revolving Credit Facility of $20 million.  The Revolving Credit Facility is available to finance working capital, capital expenditures and other general corporate purposes.

The Credit Agreement also provides for a four-year term loan in the amount of $30 million (the “Term Loan”).  The Company borrowed $20 million concurrently with the closing and will use a portion of the proceeds from the Term Loan to pay off existing indebtedness owed to Silicon Valley Bank.  The Company will use the remaining proceeds to fund its capital expenditures related to the expansion of its colocation facilities.

The interest rate on the Revolving Credit Facility and Term Loan is a tiered LIBOR-based rate that depends on the Company’s 12-month trailing EBITDA.

The Company will only pay interest on the Term Loan during the first 12 months of its four-year term.  Commencing on the last day of the first calendar quarter after the first anniversary of the closing, the outstanding amount of the Term Loan will amortize on a straight-line schedule with the payment of 1/16 of the original principal amount of the Term Loan due quarterly.  The Company will pay all unpaid amounts at maturity, which is four years after closing.

The Credit Agreement includes customary representations, warranties, negative and affirmative covenants, including certain financial covenants relating to net funded debt to EBITDA ratio and fixed charge coverage ratio, as well as customary events of default and certain default provisions that could result in acceleration of the Credit Agreement.

The foregoing descriptions of the Credit Agreement, the Security Agreement and the IP Security Agreement do not purport to be complete and are qualified in their entirety by reference to the Credit Agreement, the Security Agreement and the IP Security Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and are incorporated herein by reference.

Item 8.01.                      Other Events.

On September 17, 2007, the Company issued a press release announcing the closing of the Credit Agreement.  A copy of that press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1
Credit Agreement dated as of September 14, 2007 by and among Internap Network Services Corporation, as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto.

10.2
Pledge and Security Agreement dated as of September 14, 2007 among Internap Network Services Corporation, and certain of its Subsidiaries party thereto from time to time, as Grantors, and Bank of America, N.A., as Administrative Agent.

10.3
Intellectual Property Security Agreement dated as of September 14, 2007 among Internap Network Services Corporation, and certain of its Subsidiaries party thereto from time to time, as Grantors, and Bank of America, N.A., as Administrative Agent.

99.1	Press release dated September 17, 2007.

 Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAP NETWORK SERVICES CORPORATION
Date: September 19, 2007

By: /s/ David A. Buckel
David A. Buckel, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1
Credit Agreement dated as of September 14, 2007 by and among Internap Network Services Corporation, as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto.

10.2
Pledge and Security Agreement dated as of September 14, 2007 among Internap Network Services Corporation, and certain of its Subsidiaries party thereto from time to time, as Grantors, and Bank of America, N.A., as Administrative Agent.

10.3
 Intellectual Property Security Agreement dated as of September 14, 2007 among Internap Network Services Corporation, and certain of its Subsidiaries party thereto from time to time, as Grantors, and Bank of America, N.A., as Administrative Agent.

99.1	Press Release dated September 17, 2007.